Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT by and between Unum Group, a Delaware corporation having its principal executive offices in Chattanooga, Tennessee (the “Company”), and Thomas R. Watjen (the “Executive”) dated as of December 16, 2005.

WHEREAS, the Executive currently serves as a senior executive officer of the Company pursuant to this Agreement as first entered into effective January 1, 2002;

WHEREAS, the Company recognizes the Executive’s substantial contribution to the growth and success of the Company, desires to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements with the Company, which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company’s senior management in the best interests of the Company and its shareholders;

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Term of Agreement. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the date hereof (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Agreement Term”). Beginning on the first anniversary of the Effective Date and on each successive anniversary thereof, the Agreement Term shall be automatically extended for successive one-year terms unless either the Company or the Executive shall give (in accordance with Section 11(b)) the other party written notice (a “Notice of Non-Renewal”) at least sixty (60) days prior to the extension date of intention not to extend this Agreement. For the avoidance of doubt, a Notice of Non-Renewal would need to be given at least one year and 60 days prior to the expiration of the then-current Agreement Term. Notwithstanding the foregoing, any Notice of Non-Renewal given during the two-year period after a Change in Control (such two-year period being hereafter referred to as the “CIC Period”) shall be effective only at the expiration of the CIC Period; and further provided that if the Company enters into an agreement for a transaction that would constitute a Change in Control if consummated (the date of such agreement being a “Potential Change in Control”) then any Notice of Non-Renewal provided after such Potential Change in Control or within three (3) months prior to such Potential Change in Control shall not be effective until the expiration of the CIC Period or, if no Change in Control occurs within twelve (12) months of a Potential Change in Control, the expiration of such twelve (12) month period.

2. Terms of Employment.

(a) Position and Duties.

(i) The Executive shall serve as President and Chief Executive Officer of the Company, with the appropriate authority, duties and responsibilities attendant to such positions.

(ii) Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities. It shall not be a violation of this Agreement for the Executive to (A) serve, with prior approval of the Board, on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Annual Base Salary. The Executive shall receive an annual base salary (“Annual Base Salary”) of $1,100,000, effective March 1, 2008. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus. The Executive shall be eligible to receive an annual bonus (“Annual Bonus”) with a target level of not less than 150% of Annual Base Salary, or such greater amount as determined from time to time by the Human Capital Committee of the Company’s Board of Directors (the “Human Capital Committee”) (the “Target Bonus Amount”). Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement established by the Company, if any, that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). It is understood that “Annual Bonus” does not include any special or supplemental bonuses that may be awarded from time to time by the Company.

(iii) Incentive Awards. The Executive shall be eligible for annual equity grants and/or cash-based awards, as determined by the Human Capital Committee based upon competitive market analyses and such other factors it may deem appropriate, including the Executive’s current position in equity of the Company.

(iv) Other Employee Benefit Plans. Except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs (including relocation programs and policies intended to reimburse the Executive in respect of state and local income taxes imposed by jurisdictions where the Executive does not reside and attributable to compensation paid by the Company) (collectively, “Employee Benefit Plans”) applicable to senior executive officers of the Company.

(v) Retirement Benefit. The Executive shall be entitled to a minimum annual retirement benefit from the Company payable monthly (the “Retirement Benefit”) determined as set forth in Attachment A. In addition, the Executive shall be entitled to post-retirement welfare benefit plan coverage pursuant to the terms of the applicable Company plans to the extent such coverage is provided by the Company. In determining the Executive’s eligibility for and entitlements to post-retirement welfare benefits, the Executive shall receive full credit for all of his years of service with the Company for all purposes; provided, however, that for purposes of the Company’s postretirement medical plans, the Executive shall receive credit for his years of service with the Company pursuant to the terms of such plans.

(vi) Expenses. During the Agreement Term, the Executive shall be entitled to receive reimbursement, as incurred, of all reasonable expenses incurred by the Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to other senior executive officers with respect to travel, entertainment and other business expenses. In no event shall the payments by the Company under this Section 2(b)(vi) be made later than the end of the calendar year next following the calendar year in which such expenses were incurred. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit.

(vii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company available to senior executive officers of the Company and any additional benefits as may be granted to the Executive by the Human Capital Committee. The Human Capital Committee of the Board will periodically review and monitor the fringe benefit program for senior executive officers, including the Executive.

3. Termination of Employment.

(a) Death, Retirement or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Retirement during the term of this Agreement. For purposes of this Agreement, “Retirement” means a voluntary termination of employment that qualifies as normal or early retirement under the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary separation from service, as defined pursuant to Internal Revenue Code Section 409A, after age 65 with ten years of service. As of the Effective Date, the Company’s retirement plan defines early retirement as voluntary termination after age 55 with five years of service, and normal retirement as voluntary termination after age 65. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 90th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 90 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the Executive is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Company or its insurers and acceptable to the Executive, or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, whichever is more favorable to the Executive.

(b) Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the continued failure of the Executive to perform substantially the Executive’s duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

(iii) conviction of a felony or a guilty or nolo contendere plea by the Executive with respect thereto.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or any committee of the Board) or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of one or more of the conditions described in clauses (i) through (vii) below within 90 days following the Executive’s actual knowledge of the initial existence of such condition, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Internal Revenue Code Section 409A) must occur, if at all, within two years following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Furthermore, in the event that the party to whom notice is given by Mr. Watjen pursuant to Section 3(c) asserts or wishes to assert that such notice is untimely, the party making such an assertion that the notice is untimely must show that he, she or it was actually prejudiced by the late notice. For purposes of this Agreement, “Good Reason” shall mean the following events:

(i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a)(i) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities or the budget over which the Executive retains authority, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith;

(ii) any material failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement (including, but not limited to, any reduction in Annual Base Salary), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

(iii) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(iv) any material failure by the Company to comply with and satisfy Section 9(c) of this Agreement;

(v) any required relocation of the Executive to a location more than 35 miles from the Executive’s location as of immediately prior to the Effective Date, other than if such relocation is to the Company’s headquarters;

(vi) any required relocation of the Executive (whether or not to the Company’s headquarters) of more than 35 miles from the Executive’s location as of immediately prior to the Effective Date, if such required relocation occurs during the CIC Period; or

(vii) any material diminution in the authority, duties, or responsibilities of those to whom the Executive is required to report, including without limitation any requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company.

Notwithstanding the foregoing, (x) placing the Executive on a paid leave for up to 30 days, pending the determination of whether there is a basis to terminate the Executive for Cause, shall not constitute a Good Reason event (but if the Executive is subsequently terminated for Cause, then the Executive shall repay any amounts paid by the Company to the Executive during such paid leave period); and (y) a Notice of Termination for Good Reason given by the Executive shall constitute a notice of resignation of all elected positions the Executive may hold with the Company or any of its subsidiaries or affiliates (including, but not limited to, all directorships), effective as of the Date of Termination (regardless of whether the Notice of Termination expressly states that the Executive is resigning from such elected positions).

(d) Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one of the following events:

(i) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Securities Exchange Act of 1934 (the “Act”)) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election or Contest or Proxy Contest, shall be deemed an Incumbent Director;

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% (30% with respect to deferred compensation subject to Internal Revenue Code Section 409A) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company of any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)) or (E) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control of the Company under this paragraph (ii);

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% (30% with respect to deferred compensation subject to Internal Revenue Code Section 409A) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% (30% with respect to deferred compensation subject to Internal Revenue Code Section 409A) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(e) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within 90 days of such notice, (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, 90 days after giving such notice, (iv) if the Executive’s employment is terminated by the Executive, 90 days after the giving of such notice by the Executive (or such shorter period as may be specified in the Notice of Termination) provided that the Company may elect to place the Executive on paid leave for all or any part of such up-to 90-day period or accelerate the Date of Termination, and (v) if the Executive’s employment is terminated pursuant to a Notice of Non-Renewal, the date specified in Section 1 as the end of the term in which such notice is provided or any other mutually agreed upon date. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 3 constitutes a “separation from service” within the meaning of Internal Revenue Code Section 409A, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

4. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause or Disability. If, the Company shall terminate the Executive’s employment during the Agreement Term other than for Cause or Disability, or the Executive shall terminate employment for Good Reason, this Agreement shall terminate without further obligation to the Executive other than as follows:

(i) except as otherwise provided below, the Company shall pay to the Executive in a lump sum in cash within ten (10) days, subject to the Executive’s execution and nonrevocation, within thirty (30) days after the Date of Termination, of a general release substantially in the form attached hereto as Attachment B:

A. the product of three (3) times the sum of (x) the average of the annual bonuses paid (or payable but deferred) to the Executive for the three (3) completed calendar years prior to the year in which the Date of Termination occurs (the “Recent Annual Bonus”) and (y) the Executive’s Annual Base Salary (disregarding any decrease in Annual Base Salary constituting Good Reason); and

B. the sum of (x) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid (disregarding any decrease in Annual Base Salary constituting Good Reason), (y) subject to the attainment of any performance goal designed to comply with the requirements of the performance based compensation exception of Internal Revenue Code Section 162(m) (a “Section 162(m) Performance Goal”) that (i) has been established by the Human Capital Committee of the Board of Directors of the Company as of the Date of Termination for any bonus plan in which the Executive is eligible to participate as of the Date of Termination and (ii) is applicable to the Executive, the product of (1) the Recent Annual Bonus multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 (such product, the “Pro Rata Bonus”), provided that, if (A) a Section 162(m) Performance Goal has not been established as of the Date of Termination for a bonus plan in which the Executive is eligible to participate as of the Date of Termination, (B) such a performance goal has been established for such a plan but is not intended to apply to the Executive or (C) the Date of Termination occurs on or following a Change of Control, the Executive shall be paid the Pro Rata Bonus, regardless of the attainment of any Section 162(m) Performance Goal (the sum of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the “Accrued Obligations”);

C. an amount equal to the excess of (x) the actuarial present value of the Retirement Benefit determined using the actuarial assumptions prescribed under the tax-qualified defined benefit plan under which the Executive was eligible for participation at the time of termination of employment, assuming the Executive had accumulated three (3) additional years of age and three (3) additional years of employment, over (y) the actuarial present value of the Retirement Benefit determined using the actuarial assumptions prescribed under the tax-qualified defined benefit plan under which the Executive was eligible for participation at the time of termination of employment;

Notwithstanding the foregoing provisions of Section 4(a)(i), any payment of a Pro Rata Bonus to be made to the Executive under Section 4(a)(i)(B)(y) based upon the achievement of any Section 162(m) Performance Goal shall not be made until the Human Capital Committee of the Board of Directors of the Company has certified the achievement of the Section 162(m) Performance Goal, which certification shall occur no later than two months following the end of the applicable performance period.

(ii) for a period of three (3) years following the Executive’s Date of Termination (the “Welfare Benefits Continuation Period”), the Company shall continue to provide to the Executive (and the Executive’s dependents, if applicable): (A) if the Date of Termination occurs during the CIC Period or during the twelve (12) month period after a Potential Change in Control (the “Potential CIC Period”), the same level of health care and life benefits which would have been provided to the Executive (and his dependents, if applicable) in accordance with the benefit plans described in Section 2(b)(iv) of this Agreement, upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Date of Termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control or Potential Change in Control); provided that, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted, or (B) if the Date of Termination occurs outside of the CIC Period or Potential CIC Period, benefits substantially equivalent to those health and welfare benefits which would have been provided to the Executive (and his dependents, if applicable) in accordance with the benefit plans described in Section 2(b)(iv) of this Agreement if the Executive’s employment had not been terminated; provided, however, that the health care benefits provided during the Welfare Benefits Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage. Notwithstanding the foregoing, (x) if and to the extent required to prevent a violation of Internal Revenue Code Section 409A, the Executive will pay the entire cost of such coverage for the first six (6) months after the Date of Termination and the Company will reimburse Executive for the Company’s share of such costs on the six-month anniversary of Executive’s “separation from service” as defined in Section 409A of the Code, and (y) if the Executive becomes reemployed with another employer and becomes eligible to receive group health and benefits from such employer, the Company’s obligation to provide the health and welfare benefits described herein shall cease, except as otherwise provided by law. The Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA.

(iii) if the Date of Termination occurs during the CIC Period or Potential CIC Period, all of the Executive’s stock options, restricted stock awards and other equity based awards granted after July 1, 1999 (the “Post-Merger Equity Awards”) shall vest in full as of the Date of Termination, and such options shall remain exercisable until the later of (x) the post-termination expiration date specified in the original option agreement, (y) December 31 of the year in which the Date of Termination occurs, or (z) the 15th day of the third month following the Date of Termination, but not exceeding the expiration of their initial term (the “Post-Termination Exercise Period”), and the Executive’s other equity awards (excluding the Post-Merger Equity Awards) will remain subject to the terms of their applicable agreements or applicable Company policy and shall not be affected by the provisions of this Section 4(a); and

(iv) if the Date of Termination occurs other than during the CIC Period or Potential CIC Period, the Executive’s Post-Merger Equity Awards shall vest as of the Date of Termination to the extent such awards would have vested if the Executive had remained continuously employed by the Company through the expiration of the Agreement Term then existing immediately prior to the Date of Termination, and such options shall remain exercisable during the Post-Termination Exercise Period; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death, Retirement or Disability. If the Executive’s employment is terminated by reason of the Executive’s death, Retirement or Disability, this Agreement shall terminate without further obligations to the Executive’s legal representatives or to the Executive, as the case may be, under this Agreement, other than for payment of the Accrued Obligations, the timely payment or provision of Other Benefits, and the Retirement Benefit (including the other retirement benefits provided in Section 2(b)(v), if applicable). In addition, the Post-Merger Equity Awards shall vest immediately and such stock options shall remain exercisable during the Post-Termination Exercise Period; and the Executive’s other equity awards (excluding the Post-Merger Equity Awards) will remain subject to the terms of their applicable agreements or applicable Company policy and shall not be affected by the provisions of this Section 4(b). Accrued Obligations shall be paid to the Executive, the Executive’s legal representatives, as applicable, in a lump sum in cash within 30 days after the Date of Termination. If, however, the Executive’s employment is terminated by reason of death after a Notice of Termination given either by the Executive for Good Reason or by the Company other than for Cause, the Company shall also pay to the Executive’s legal representatives in one lump sum the amounts specified in Sections 4(a)(i)(A) and (B).

(c) Cause; Other than for Good Reason; Non-Renewal by the Executive. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment either without Good Reason or upon expiration of the Agreement Term by reason of Executive giving a Notice of Non-Renewal under Section 1, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid, and (ii) the Other Benefits.

(d) Non-Renewal by the Company. If the Agreement Term expires pursuant to a Notice of Non-Renewal given by the Company under Section 1, and if the Executive’s employment with the Company terminates as of the last day of the Agreement Term or during the twenty-four (24) months following such expiration of the Agreement Term (the “Non-Renewal Severance Period”) under circumstances that would have been a termination without Cause or a resignation by the Executive for Good Reason if the Agreement Term had not expired, then the Executive shall be entitled to the payments and benefits described in Section 4(a) of this Agreement; provided that any such payments and benefits will be conditioned on the Executive signing a general form of release within 30 days of the Date of Termination substantially in the form attached hereto as Attachment B. For the avoidance of doubt, a termination of the Executive’s employment during the Non-Renewal Severance Period for any other reason, including, without limitation, by reason of death, Disability or Retirement, shall not entitle him to benefits under this Section 4(d) or Section 4(a).

5. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.

6. Full Settlement. Except as provided in this Section 6, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

7. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit or distribution by the Company to or for the benefit of the Executive (whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Internal Revenue Code Section 409A, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the value of all Payments, in the aggregate, shall be reduced to the Reduced Amount. The reduction of payments hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 4(a)(i)(A), (ii) Section 4(a)(i)(C), (iii) Section 4(a)(i)(B) and (iv) Section 4(a)(ii). For purposes of reducing the Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Payments to the Reduced Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 7(a). The Company’s obligation to make Gross-Up Payments under this Section 7 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company prior to a Change in Control and reasonably acceptable to the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination; provided that the Gross-Up payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Any final determination by the Accounting Firm shall be binding upon the Company and the Executive except in the case of manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount paid by the Company on the Executive’s behalf pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such payment shall not be required to be repaid and the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8. Competition; Confidential Information.

(a) During the Agreement Term and for the eighteen month period following a termination of the Executive’s employment that entitles the Executive to a lump sum payment pursuant to Section 4(a)(i) or Section 4(d) (the “Restricted Period”), the Executive shall not directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any competing business, whether for compensation or otherwise, without the prior written consent of the Company. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than one (1%) percent of any publicly traded corporation, whether or not such corporation is deemed to be a competing business. For the purposes of this Agreement, a “competing business” shall be any business which is a significant competitor of the Company or any of its subsidiaries, unless the Executive’s primary duties and responsibilities with respect to such business are not related to the management or operation of disability insurance or complementary special risk products and services in any country where the Company or any of its subsidiaries is conducting business. This Section 8(a) shall cease to apply upon the occurrence of a Change in Control.

(b) During the Restricted Period, the Executive shall not, directly or indirectly, either for Executive’s own benefit or purpose or for the benefit or purpose of any other person, employ, or offer to employ, call on, or actively interfere with the Company’s relationship with any Covered Employee, provided that this Section 8(b) shall not prohibit general solicitations in the form of classified advertisements or the like in newspapers, on the internet, or in other media. This Section 8(b) shall cease to apply upon the occurrence of a Change in Control. For purposes of this Agreement, “Covered Employee” means an employee of the Company who was a vice president or more senior officer of the Company as of the date of the Executive’s termination of employment with the Company.

(c) The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the Agreement Term and thereafter, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others, other than as required by law or legal process. For purposes of the foregoing, confidential information shall not include information that becomes generally available to the public, other than as a result of disclosure by the Executive.

(d) Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8 or the Agreement Term.

(e) The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of Section 8(a), (b) or (c). The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Company has an adequate remedy at law. Without limiting the foregoing, if the Executive violates Section 8(a) or has knowledge of the conduct that results in a violation of Section 8(b) (any such violation being a “Forfeiture Event”), then all of the Executive’s outstanding equity awards shall terminate and cease to be exercisable as of that date and the Executive shall remit to the Company, in cash, an amount equal to the income recognized by the Executive on the exercise of any stock options during the 90-day period prior to such Forfeiture Event. In addition, if the Executive violates Section 8(a), then, in lieu of any other monetary damages other than the forfeiture of option gains described in the immediately preceding sentence, the Executive shall remit to the Company, in cash, the lump sum payment made to him under Section 4(a)(i) or Section 4(d) (excluding accrued Annual Base Salary earned through the Date of Termination).

(f) The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(g) The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 2 or 4 would not have been promised in the absence of the Executive’s promises under this Section 8.

9. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Disputes.

(a) Arbitration. The Executive and the Company shall attempt in good faith to resolve any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of the Executive’s employment with the Company or the termination of that employment (together, an “Employment Matter”). Failing such agreement, then prior to the occurrence of a Change in Control, and subject to the provisions of this Section 10, any such Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. However, the AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award), (iii) the proceeding shall be expedited as much as practical consistent with the AAA’s Commercial Arbitration Rules, and (iv) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs. Notwithstanding the foregoing, any controversy or claim between the Executive and the Company that relates to an Employment Matter and arises after the occurrence of a Change in Control or as to which an arbitration proceeding had not been initiated prior to a Change in Control shall not be subject to mandatory arbitration under this Section 10, and the Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction to resolve such controversy or claim.

(b) Injunctions and Enforcement of Arbitration Awards. The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction to enforce any arbitration award under Section 10(a). Also, the Company may bring such an action or proceeding, in addition to its rights under Section 10(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 8. The Executive agrees that (i) violating any part of Section 8(a), 8(b) or 8(c) would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Section 8(a), 8(b) or 8(c), (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 8(a) or Section 8(c) would be difficult to calculate and that remedies at law would be inadequate.

(c) Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

(d) Payment of Enforcement Costs. Subject to the last sentence of this Section 10(d), the Company agrees to pay as incurred, (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) pursued or defended against in good faith by the Executive regarding the validity or enforceability of, or liability under, any provision of this Agreement or in seeking to obtain or enforce any right or benefit under this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 10(d) be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. With respect to any such contest occurring prior to the occurrence of a Change in Control, the Company’s obligations to the Executive under this Section 10(d) shall not exceed $50,000; provided that such $50,000 limit shall not apply if the arbitrator or court, as the case may be, determines that the Company’s position in such dispute was frivolous or not in good faith.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Thomas R. Watjen

P.O. Box 281

Lookout Mountain, TN 37350

If to the Company:

Unum Group

1 Fountain Square

Chattanooga, TN 37402

Attention: SVP, Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof.

12. General Release. All payments under Section 4(a)(i) or 4(d) of this Agreement will be conditioned on the Executive signing prior to the commencement of payments a general form of release substantially in the form attached hereto as Attachment B.

13. Continuing Obligations. Notwithstanding any expiration of the Agreement Term or anything in this Agreement to the contrary, this Agreement shall continue in effect until expiration of the Non-Renewal Severance Period if the Agreement Term expires pursuant to a Notice of Non-Renewal given by the Company and until full satisfaction of all obligations of the Company hereunder.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ Thomas R. Watjen
Thomas R. Watjen

UNUM GROUP

/s/ Eileen C. Farrar
Name: Eileen C. Farrar
Title: SVP, Corporate Human Resources

Date: September 17, 2008

ATTACHMENT A

RETIREMENT BENEFIT

The Retirement Benefit shall be the benefit provided under the Unum Group Senior Executive Retirement Plan (the “Plan”) as amended and restated effective January 1, 2005 with the following modifications:

•

To the extent that any portion of the Plan incorporates by reference a provision of the Qualified Plan (as such term is defined under the Plan), including the definition of actuarial equivalency in the Qualified Plan, such provision of the Qualified Plan as in effect from time to time shall be applied in determining the Retirement Benefit. In the event such provision includes any grandfathering, protection of accrued benefits or any special transition provision, these modifications should also be applied.

•

For purposes of calculating the Retirement Benefit, the Executive shall be considered to be fully vested in his benefit regardless of his age upon termination, and for purposes of the computation of the lump-sum benefit payable in accordance with Section 4(a)(i)(C) of this Employment Agreement, it shall be assumed that his retirement date is the later of his age upon termination or the earliest retirement date specified under the Plan.

For the avoidance of doubt the Retirement Benefit (including the lump-sum benefit payable in accordance with Section 4(a)(i)(C)) of this Employment Agreement) shall be calculated according to the following methodology:

Thomas R. Watjen

Employment Agreement Retirement Benefit

Employee Data:

Date of Birth

Employment Date

Date of Termination

Age at Termination

Benefit Commencement Date (of Annual Retirement Benefit)

Age at Benefit Commencement (not earlier than age 55)

Earnings (based on qualified plan pensionable earnings, but without regard to IRC 401(a)(17) limit on compensation, plus amounts deferred under any nonqualified deferred compensation plan)

Five Year Final Average Earnings (FAE)

(based on qualified plan definition; current definition is highest five calendar year earnings during the last ten consecutive calendar years of employment)

Service

Maximum service recognized is 20 years.

Retirement Benefit:

(1)	Gross Annual Retirement Benefit (2.5% x Service (max 20 years) x FAE)

(2)	Early Retirement Reduction Factor at Benefit Commencement Age (5% reduction per year from age 60)

(3)	Gross Annual Retirement Benefit, Reduced for Early Retirement (1) x [100%-(2)]

Two Components of Retirement Benefit:

(A)	Grandfathered Benefit: The amount deferred under the plan before January 1, 2005, as determined in accordance with regulations under Section 409A and the terms of the plan as in effect on October 3, 2004; as reduced by the annual Social Security benefit at age 65 in accordance with the plan terms.

(B)	409A Benefit: Gross Annual Retirement Benefit as of participant’s retirement; reduced by the:

(i)	Grandfathered Benefit;

(ii)	Annual Pension Plan Benefit (Qualified); and

(iii)	Annual Supplemental Plan Benefit (Nonqualified).

Commencement of Benefits:

To the extent required by Section 409A of the Internal Revenue Code, payment of the 409A Benefit shall commence no sooner than the expiration of six months after the Date of Termination. In addition, payments under this Agreement may be delayed if timely payment is administratively impracticable and the impracticability was unforeseeable, if making a timely payment would jeopardize the ability of Company to continue as a going concern, or if deduction of the payment is restricted by Code Section 162(m) and a reasonable person would not have anticipated that restriction at the time the legally binding right to the payment arose. In each case, payment must be made as soon as the reason for the delay ceases to exist.

ATTACHMENT B

GENERAL RELEASE

For and in consideration of the payment, mutual promises, covenants, and agreements made by and between you and Unum Group in the Agreement originally dated as of March 31, 2003, as subsequently amended, to which this General Release is attached as Attachment B, you unconditionally and generally release Unum Group from each and every action, claim, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom, that you had, have, or might hereafter claim to have against Unum Group or any employee, agent, successor or predecessor of Unum Group at common law, public policy or otherwise, particularly including, but not by way of limitation, the following: all claims for personal injury, including negligent infliction of emotional distress; any claim arising under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Fair Labor Standards Act; the National Labor Relations Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the False Claims Act; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the Employment Retirement Income Security Act of 1974 (save for a benefit claim as provided below); any other federal, state or local law dealing with discrimination in employment on the basis of sex, race, color, national origin, religion, disability, age, sexual orientation or any other grounds; any claim for unpaid compensation or unpaid bonus; any claim for wrongful discharge or breach of contract; and any other claims based on tort, whether based on common law, public policy or otherwise. It is your intent to release all claims of every nature and kind whether known or unknown, accrued or unaccrued, which you may have against Unum Group as of the date of the execution of this General Release.

It is expressly understood and agreed by you that this General Release does not include your vested rights, if any, in the Unum Group Senior Executive Retirement Plan, Unum Group Supplemental Pension Plan, Unum Group Pension Equity Plan or in the Unum Group 401(k) Retirement Plan, any other rights you may have to benefits under Unum Group’s welfare benefit plans, and rights you may have to coverage under Unum Group’s professional liability insurance policies, including any directors and officers liability insurance, or any vested rights you may have under a stock option or long term incentive plan, or any rights to deferred compensation. Such retirement plan, welfare plan, stock options or deferred compensation rights survive unaffected by this release, subject to the laws and plan documents governing those plans.

This General Release does not include any rights or claims against Unum Group or those associated with Unum Group that you may have which arise after the date you sign the General Release, or any claim that you may have to unemployment compensation or workers’ compensation benefits, or any claim you may have to indemnification in accordance with the provisions of the Unum Group Certificate of Incorporation or Bylaws.

EXECUTIVE

/s/ Thomas R. Watjen
Thomas R. Watjen

Date: September 17, 2008

UNUM GROUP

/s/ Eileen C. Farrar
Name: Eileen C. Farrar
Title: SVP, Corporate Human Resources

Date: September 17, 2008